UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 7, 2014

PCM, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-25790	95-4518700
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1940 E. Mariposa Ave.

El Segundo, California 90245

(Address of principal executive offices)(zip code)

(310) 354-5600

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02                                           Termination of a Material Definitive Agreement.

On August 6, 2014, one of our wholly-owned subsidiaries entered into an agreement with The Regents of the University of California (the “Buyer”) to sell certain real property to the Buyer for a total cash sales price of $20.2 million. The real property is located in Santa Monica, California and includes two parcels. The first parcel is approximately 32,500 square feet of land together with a building of approximately 9,750 square feet. The building is currently being used by our subsidiary as a technology products retail store. The second parcel is adjacent to the first, and is approximately 5,000 square feet of land together with a building of approximately 3,297 square feet.

The Buyer was granted an Inspection Period, which extended for 60 days following the receipt of certain diligence materials during which the Buyer was entitled to terminate the agreement for any reason while it conducted due diligence related to the property. On October 7, 2014, the Buyer provided us with written notice that it intends to terminate the Agreement effective October 7, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PCM, INC.

	By:	/s/ Brandon H. LaVerne
	Name:	Brandon H. LaVerne
	Title:	Chief Financial Officer

Dated: October 14, 2014